Exhibit 99.1
FOR IMMEDIATE RELEASE
F.N.B. Corporation Announces Public Offering of 4.5 Million Shares of its
Common Stock
Hermitage, PA — May 10— F.N.B. Corporation (NYSE: FNB) announced today that it is commencing a registered public offering of 4.5 million shares of its common stock. The offering is being made in conjunction with F.N.B. Corporation’s inclusion in the Standard & Poor’s SmallCap 600 Index after the market closes on May 13, 2011. Keefe, Bruyette & Woods and RBC Capital Markets, LLC will act as joint book-running managers. The shares will be issued pursuant to a preliminary prospectus supplement filed today as part of an existing shelf registration statement filed with the Securities and Exchange Commission on Form S-3. F.N.B. intends to grant the underwriters an option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any. F.N.B. expects the net proceeds from the offering will be used for general corporate purposes.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained from the investor relations section of F.N.B. Corporation’s Web site at: www.fnbcorporation.com or from the SEC’s Web site at: www.sec.gov. Alternatively, you may obtain a copy of the prospectus by contacting the underwriters at: Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559 or RBC Capital Markets by telephone at (877) 822-4089 or by mail at Attn: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281. Information on F.N.B. Corporation’s Web site does not constitute part of nor is any such information incorporated by reference in the prospectus or prospectus supplement.
About F.N.B. Corporation
 F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $9.8 billion. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and F.N.B. Commercial Leasing. It also operates consumer finance offices in Kentucky and Tennessee.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB”. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.
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MEDIA CONTACT:     Jennifer Reel     724.983.4856     Cell: 724.699.6389     Reel@fnb-corp.com